                                   FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR (g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


                       TRUSTED INFORMATION SYSTEMS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                                            51-0375640
--------------------------------------------------------------------------------------------------
(State of incorporation or organization)                                     (I.R.S. Employer
                                                                             Identification No.)

         3060 Washington Road, Glenwood, MD                                  21738
--------------------------------------------------------------------------------------------------
(Address of principal executive offices)                                     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
         to be so registered                    each class is to be registered

               None                                         None
----------------------------------              -------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 Par Value
                      -----------------------------------------
                                (Title of class)

ITEM 1:          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                 The description of the Common Stock, par value $0.01 per share, required by this Item is contained in Amendment No. 3 to the Company's Registration Statement on Form S-1 (Registration No. 333-5419), filed with the Commission on October 4, 1996. Such description, which appears in the prospectus contained in Amendment No. 3 to the Registration Statement under the caption "Description of Capital Stock" at pages 52 and 53, is incorporated herein by reference, and a copy of the description is attached hereto as
Schedule 1.1.

ITEM 2:          SCHEDULES

         The following Schedules are filed as part of Amendment No. 3 to the Registration Statement:

Schedule Number           Description
1.1                       Description of the Common Stock, par value $0.01, appearing under the caption
                          "Description of Capital Stock" at pages 52 and 53 of the prospectus contained in Amendment No. 3 to the Company's Registration Statement on Form
                          S-1 (Reg. No. 333-5419), and incorporated herein by reference.

1.2                       Specimen of stock certificate for shares of Common Stock, par value $0.01 per share.

2.1                       Certificate of Incorporation filed with the State of Delaware.  Incorporated herein by reference to Exhibits 3.1 and 3.1.1 of Amendment No. 3 to the
                          Registrant's Registration Statement on Form S-1 (Reg. No. 333-5419).


                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      TRUSTED INFORMATION SYSTEMS, INC.




Date: October 4, 1996                 By:   /s/ STEPHEN T. WALKER
                                            -----------------------
                                            Stephen T. Walker
                                            President

                                  SCHEDULE 1.1
                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"). There are no shares of Preferred Stock outstanding. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware. However, such description describes all material matters relating to the Common Stock and the Preferred Stock.

COMMON STOCK


         At September 15, 1996, there were 7,542,447 shares of Common Stock outstanding and held of record by approximately 110 stockholders. Each holder of Common Stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders. The holders of Common Stock, voting as a single class, are entitled to elect all of the directors of the Company. The Common Stock does not provide for cumulative voting. Matters submitted to stockholder approval generally require a majority vote.



         Holders of Common Stock are entitled to receive, subject to the preferential rights of holders of outstanding stock having preferential rights as to dividend, such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock, if any. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security and have no redemption rights. The outstanding shares of Common Stock are, and the shares being offered hereby will be, upon issuance and sale, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


PREFERRED STOCK

         The Company has the authority to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue, without any further action by the stockholders (except as may be required by applicable law or stock exchange regulations), the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Although the ability of the Board of Directors to designate and issue Preferred Stock provides desirable flexibility, issuance of Preferred Stock may have adverse effects on the holders of Common Stock including restrictions on dividends on the Common Stock if dividends on the Preferred Stock have not been paid; dilution of voting power of the Common Stock to the extent the Preferred Stock has voting rights; or deferral of participation in the Company's assets upon liquidation until the satisfaction of any liquidation preference granted to holders of the Preferred Stock. In addition, issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of the voting power of the outstanding capital stock and accordingly may be used as an "anti-takeover" device. The Board of Directors, however, currently does not contemplate the issuance of any Preferred Stock and is not aware of any pending transactions that would be effected by such issuance.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         The Company's Certificate of Incorporation or Bylaws, as applicable, among other things, (i) provide that the number of directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors and (ii) provide for a classified Board of Directors consisting of three classes of directors having staggered terms of three years each, with each of the classes being as nearly equal in number as possible.

         The Company's Certificate of Incorporation provides that, upon the closing of the Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous, and does not provide for cumulative voting in the election of directors. The Certificate of Incorporation and Bylaws restrict the right of stockholders to change the number of directors or to fill vacancies on the Board of Directors. The amendment of any of these provisions would require approval by 66 2/3% of the voting power of the outstanding shares of the Company

         These and other provisions could have the effect of making it more difficult for a third party to effect, or of discouraging a third party from trying to effect, a change in the control of the Board of Directors. Such provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the stockholders to be presented for stockholder consideration.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

         Section 203 of the Delaware Law, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, a Delaware corporation shall not engage in any business combination, including any merger or consolidation with, or any transaction which results in the acquisition of additional shares of the corporation by, an "interested stockholder" for a three-year period following the time at which the stockholder became an "interested stockholder" unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date on which it is sought to be determined whether such person is an "interested stockholder" and the affiliates and associates of any such person. The Company's stockholders, by adopting an amendment to its Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Company's Certificate of Incorporation nor its bylaws presently exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company.

                                  SCHEDULE 1.2
                      SPECIMEN OF COMMON STOCK CERTIFICATE

                             [FRONT OF CERTIFICATE]


                                     [LOGO]

COMMON STOCK                                             COMMON STOCK
  NUMBER                                                   SHARES
TISX
INCORPORATED UNDER THE LAWS                             SEE REVERSE FOR
 OF THE STATE OF DELAWARE                             CERTAIN DEFINITIONS


                      TRUSTED INFORMATION SYSTEMS, INC.       CUSIP 897908 10 9

THIS CERTIFIES THAT
is the owner of

   FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, $.01 PAR VALUE OF
                      TRUSTED INFORMATION SYSTEMS, INC.

(hereinafter called the Corporation), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.
     This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.
     Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

                 PRESIDENT AND                     [SEAL]           SECRETARY
                 CHIEF EXECUTIVE OFFICER

                             [BACK OF CERTIFICATE]


                       TRUSTED INFORMATION SYSTEMS, INC.

--------------------------------------------------------------------

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

          TEN COM-   as tenants in common            UNIF GIFT MIN ACT-_____________Custodian___________
          TEN ENT-   as tenants by the entireties                        (cust)                (Minor)
           JT TEN-   as joint tenants with
                     right of survivorship and                        under Uniform Gifts to Minors Act
                     not as tenants in common                         ___________________________________
                                                                                    (State)

       Additional abbreviations may also be used not in the above list




     For Value received, ___________ hereby sell, assign transfer unto PLEASE INSERT SOCIAL SECURITY OR OTHER
       IDENTIFYING NUMBER OF ASSIGNEE

_______________________________________________________
_______________________________________________________ Shares
of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

_____________________________________________________________
Attorney to transfer the said stock on the books of the within-named Corporation with the full power of substitution in the premises.

     Dated _____________ X _____________________________
                         X _____________________________
                         NOTICE : THE SIGNATURE(S) TO THIS ASSIGNMENT MUST
                              CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE
                               WHATSOEVER.


SIGNATURE GUARANTEED:_______________________________
                      THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE
                    GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS
                    AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

                                  SCHEDULE 2.1
                  CERTIFICATE OF INCORPORATION OF THE COMPANY

 [Incorporated herein by reference to Exhibits 3.1 and 3.1.1 of Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-5419).]